Exhibit 99.1

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: October 6, 2008

For Release:	Immediately
Refer to:	Lilly:
(317) 276-5795 – Mark E. Taylor or (317) 276-5046 – Angela Sekston
ImClone:
(908) 243-9945 – Tracy Henrikson or (646) 638-5045 – Rebecca Gregory media@imclone.com
Lilly to Acquire ImClone Systems in $6.5 Billion Transaction
Creates a Global Leader in Oncology Biopharmaceuticals
Boosts Oncology Pipeline With Up to Three Promising Targeted Therapies in Phase III in 2009
Indianapolis, IN and New York, NY – Eli Lilly and Company (NYSE: LLY) and ImClone Systems Inc. (NASDAQ: IMCL) today announced that the boards of directors of both companies have approved a definitive merger agreement under which Lilly will acquire ImClone through an all cash tender offer of $70.00 per share, or approximately $6.5 billion. The offer represents a premium of 51 percent to ImClone’s closing stock price on July 30, 2008, the day before an acquisition offer for ImClone was made public. ImClone’s board recommends that ImClone’s shareholders tender their shares in the tender offer. Additionally, certain entities associated with ImClone’s chairman, Carl C. Icahn, holding approximately 14 percent of ImClone’s outstanding common stock, have agreed to tender their shares in the tender offer.
This strategic combination will create one of the leading oncology franchises in the biopharmaceutical industry, offering both targeted therapies and oncolytic agents along with a pipeline spanning all phases of clinical development. The combined oncology portfolio will target a broader array of solid tumor types including lung, breast, ovarian, colorectal, head and neck, and pancreatic, positioning Lilly to pursue treatments of multiple cancers. Combining with ImClone will further strengthen Lilly’s growing portfolio of first-in-class and best-in-class pharmaceutical products, enabling Lilly to better support oncologists, with the ultimate goal of delivering better outcomes for cancer patients. Importantly, the combination also expands Lilly’s biotechnology capabilities. ImClone’s state-of-the-art development and commercial manufacturing facility will provide significant flexibility to develop and manufacture complex biomolecules.
“We think very highly of ImClone’s ground-breaking work in oncology, particularly its success with ERBITUX®, a blockbuster targeted cancer therapy, and its ability to advance promising biotech molecules in its pipeline,” said John C. Lechleiter, Ph.D., Lilly’s president and chief executive officer. “We are excited about the possibilities of improving outcomes for individual patients and building value for shareholders. This transaction will broaden our portfolio of marketed cancer therapies and boost Lilly’s oncology pipeline with up to three promising targeted therapies in Phase III in 2009. By bringing together ImClone’s and Lilly’s marketed oncology products, pipelines, and biotech capabilities, we are taking a very important step forward in addressing the challenges of patent expirations we will face early in the next decade. We look forward to working with the ImClone team and their partners to ensure a smooth transition.”
John H. Johnson, ImClone’s chief executive officer, said “We believe this is an important step forward in ImClone’s and Lilly’s shared goal of addressing the medical needs of cancer patients around the world. The significant progress ImClone has made over the last few years is a direct result of the important contributions of our employees, and joining forces at this stage of our growth will allow us to leverage Lilly’s global capabilities and make even greater advancements in our proprietary pipeline.”
ERBITUX is marketed by ImClone’s two partners, Merck KGaA and Bristol-Myers Squibb (BMS), and ImClone co-promotes ERBITUX in North America together with BMS. ERBITUX is indicated as both a single agent and with chemotherapy for certain types of colorectal cancers and as a single agent or in combination with radiation therapy for head and neck cancers. In 2007, worldwide sales of ERBITUX grew 18 percent to approximately $1.3 billion.
Benefits of the Transaction
A key strategic priority for Lilly is increasing the flow of high-quality, innovative new therapies. Today, Lilly has approximately 50 molecules in clinical development and the strongest mid-stage pipeline in its history. The company continues to evaluate and execute on opportunities to help bolster its pipeline, including the in-licensing of promising molecules and targeted acquisitions. The acquisition of ImClone adds late-stage assets, early- and mid-stage prospects, and the opportunity to generate additional value from ERBITUX. Importantly, it also supports the company’s strategy to further increase its focus on biotechnology by increasing the proportion of its pipeline represented by biologics.
•	Broadens Lilly’s current oncology product portfolio. The transaction will immediately enable Lilly to offer physicians and their patients a complementary portfolio of leading oncolytic agents and targeted therapies including GEMZAR®, ALIMTA® and ERBITUX.

•	Strengthens Lilly’s oncology pipeline and biotech capabilities. Lilly has a rich history and deep expertise in oncology which will be augmented by ImClone’s culture of discovery. ImClone’s pipeline adds several molecules in mid-to late-stage clinical development targeting virtually all major solid tumor types. These targeted therapies, three of which have the potential to be in Phase III in 2009, add to Lilly’s own oncology pipeline of 13 compounds in clinical development. Lilly’s biotech capabilities will be complemented and enhanced by ImClone’s expertise in the scale-up and manufacturing of biologics. In addition, ImClone’s state-of-the-art development and commercial manufacturing facility will offer additional capacity for antibodies in development from both companies.

•	Provides important source of growth beginning in period of patent expirations. The acquisition of ImClone will help Lilly meet the challenge posed by patent expirations on several currently marketed products in the middle of the next decade. ERBITUX has significant future growth opportunities, including from potential new indications in first-line head and neck, colorectal and non-small cell lung cancer. Given that three of ImClone’s pipeline assets have the potential to be in Phase III testing in 2009, they could also contribute significantly to Lilly’s revenue growth during this period, while ImClone’s earlier stage assets should help bolster Lilly’s late-stage pipeline.
Promising ImClone Pipeline Molecules
•	IMC-1121B is a fully-human monoclonal antibody that targets the VEGF receptor to deprive tumor blood vessels of the nutrients they need for further growth. Phase II studies are underway for metastatic melanoma, renal, liver, ovarian and prostate cancers. Metastatic breast cancer is in Phase III testing, while Phase III testing in gastric cancer may begin in 2009.

•	IMC-A12 is a fully-human monoclonal antibody that targets the insulin-like growth factor-1 receptor (IGF-1R). Phase II testing is underway in breast, prostate, pancreatic, colon, liver and head and neck cancers, as well as sarcoma, with Phase III trials planned in 2009. IMC-A12 has the potential to work with a variety of other targeted agents.

•	IMC-11F8 is a potent, fully human monoclonal antibody that targets the epidermal growth factor receptor (EGFR), the same receptor targeted by ERBITUX. It is currently in Phase II studies for metastatic colorectal cancer with one or more Phase III trials planned in 2009.
Terms
Under the terms of the agreement, Lilly (through a wholly-owned subsidiary) will acquire ImClone through an all cash tender offer of $70.00 per share, followed by a merger of Lilly’s subsidiary with ImClone. Lilly is expected to commence the tender offer as soon as practicable. The transaction is conditioned upon at least a majority of the outstanding ImClone shares being tendered, as well as clearance under the Hart-Scott-Rodino Antitrust Improvements Act, similar requirements outside the U.S., and other customary closing conditions. The transaction is not subject to any financing condition and is expected to close in either the fourth quarter of 2008 or the first quarter of 2009.
Upon the closing of the transaction, Lilly will incur a one-time charge to earnings for acquired in-process research and development, but it is premature to estimate what that charge will be. The company expects the transaction to be accretive to earnings on a cash basis in 2012 and on a GAAP basis in 2013.
Advisors
UBS Investment Bank is acting as lead financial advisor to Lilly and Deutsche Bank is also serving as financial advisor. Latham & Watkins LLP is acting as legal counsel to Lilly. J.P. Morgan is acting as financial advisor to ImClone and Katten Muchin Rosenman LLP is acting as ImClone’s legal counsel.
Conference Call and Webcast
Lilly will conduct a conference call with the investment community and media today at 9:00 a.m. EDT to discuss today’s announcement. Investors, media and the general public can access a live webcast of the conference call through the Webcasts & Presentations link that will be posted on

Lilly’s website at www.lilly.com. The webcast of the conference call will be available for replay through November 6, 2008.
Important Information about the Tender Offer
The press release is for informational purposes only and is neither an offer to purchase nor solicitation of an offer to sell securities. The tender offer for the outstanding shares of ImClone common stock described in this press release has not commenced. At the time the offer is commenced, Alaska Acquisition Corporation and Eli Lilly and Company will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and ImClone will file a solicitation/recommendation statement on Schedule 14D-9, with respect to the tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to ImClone shareholders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov.
About ERBITUX (Cetuximab)
ERBITUX (cetuximab) is a monoclonal antibody (IgG1 Mab) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells called the epidermal growth factor receptor (EGFR, HER1, c-ErbB-1). In vitro assays and in vivo animal studies have shown that binding of ERBITUX to the EGFR blocks phosphorylation and activation of receptor-associated kinases, resulting in inhibition of cell growth, induction of apoptosis, and decreased matrix metalloproteinase and vascular endothelial growth factor production. In vitro, ERBITUX can mediate antibody-dependent cellular cytotoxicity (ADCC) against certain human tumor types. In vitro assays and in vivo animal studies have shown that ERBITUX inhibits the growth and survival of tumor cells that express the EGFR. No anti-tumor effects of ERBITUX were observed in human tumor xenografts lacking EGFR expression.
Squamous Cell Carcinoma of the Head and Neck (SCCHN)
ERBITUX, in combination with radiation therapy, is indicated for the initial treatment of locally or regionally advanced squamous cell carcinoma of the head and neck.
ERBITUX, as a single agent, is indicated for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck for whom prior platinum-based therapy has failed.
Colorectal Cancer

ERBITUX, as a single agent, is indicated for the treatment of EGFR-expressing metastatic colorectal cancer after failure of both irinotecan- and oxaliplatin-based regimens. ERBITUX, as a single agent, is also indicated for the treatment of EGFR-expressing metastatic colorectal cancer in patients who are intolerant to irinotecan-based regimens.
ERBITUX, in combination with irinotecan, is indicated for the treatment of EGFR-expressing metastatic colorectal carcinoma in patients who are refractory to irinotecan-based chemotherapy. The effectiveness of ERBITUX in combination with irinotecan is based on objective response rates. Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX in combination with irinotecan for the treatment of EGFR-expressing metastatic colorectal carcinoma.
For full prescribing information, including boxed WARNINGS regarding infusion reactions and cardiopulmonary arrest, visit http://www.ERBITUX.com.
IMPORTANT SAFETY INFORMATION
     Infusion Reactions
▪	Grade 3/4 infusion reactions occurred in approximately 3% of patients receiving ERBITUX (Cetuximab) in clinical trials, with fatal outcome reported in less than 1 in 1000
o	Serious infusion reactions, requiring medical intervention and immediate, permanent discontinuation of ERBITUX, included rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), hypotension, loss of consciousness, and/or cardiac arrest
▪	Most (90%) of the severe infusion reactions were associated with the first infusion of ERBITUX despite premedication with antihistamines
o	Caution must be exercised with every ERBITUX infusion, as there were patients who experienced their first severe infusion reaction during later infusions

o	Monitor patients for 1 hour following ERBITUX infusions in a setting with resuscitation equipment and other agents necessary to treat anaphylaxis (eg, epinephrine, corticosteroids, intravenous antihistamines, bronchodilators, and oxygen). Longer observation periods may be required in patients who require treatment for infusion reactions
     Cardiopulmonary Arrest
▪	Cardiopulmonary arrest and/or sudden death occurred in 4 (2%) of 208 patients with squamous cell carcinoma of the head and neck treated with radiation therapy and ERBITUX, as compared to none of 212 patients treated with radiation therapy alone. Fatal events occurred within 1 to 43 days after the last ERBITUX treatment
o	Carefully consider the use of ERBITUX in combination with radiation therapy in head and neck cancer patients with a history of coronary artery disease, congestive heart failure or arrhythmias in light of these risks

o	Closely monitor serum electrolytes including serum magnesium, potassium, and calcium during and after ERBITUX therapy

     Pulmonary Toxicity
▪	Interstitial lung disease (ILD), which was fatal in one case, occurred in 4 of 1570 (<0.5%) patients receiving ERBITUX in clinical trials. Interrupt ERBITUX for acute onset or worsening of pulmonary symptoms. Permanently discontinue ERBITUX where ILD is confirmed
     Dermatologic Toxicities
▪	In clinical studies of ERBITUX, dermatologic toxicities, including acneform rash, skin drying and fissuring, paronychial inflammation, infectious sequelae (eg, S. aureus sepsis, abscess formation, cellulitis, blepharitis, cheilitis), and hypertrichosis, occurred in patients receiving ERBITUX therapy. Acneform rash occurred in 76-88% of 1373 patients receiving ERBITUX in clinical trials. Severe acneform rash occurred in 1-17% of patients
o	Acneform rash usually developed within the first two weeks of therapy and resolved in a majority of the patients after cessation of treatment, although in nearly half, the event continued beyond 28 days

o	Monitor patients receiving ERBITUX for dermatologic toxicities and infectious sequelae

o	Sun exposure may exacerbate these effects
     ERBITUX plus Radiation Therapy and Cisplatin
▪	The safety of ERBITUX in combination with radiation therapy and cisplatin has not been established
o	Death and serious cardiotoxicity were observed in a single-arm trial with ERBITUX, radiation therapy, and cisplatin (100 mg/m2) in patients with locally advanced squamous cell carcinoma of the head and neck

o	Two of 21 patients died, one as a result of pneumonia and one of an unknown cause

o	Four patients discontinued treatment due to adverse events. Two of these discontinuations were due to cardiac events
     Electrolyte Depletion
▪	Hypomagnesemia occurred in 55% (199/365) of patients receiving ERBITUX and was severe (NCI CTC grades 3 & 4) in 6-17%. The onset of hypomagnesemia and accompanying electrolyte abnormalities occurred days to months after initiation of ERBITUX therapy
o	Monitor patients periodically for hypomagnesemia, hypocalcemia and hypokalemia, during, and for at least 8 weeks following the completion of, ERBITUX therapy

o	Replete electrolytes as necessary
     Late Radiation Toxicities
▪	The overall incidence of late radiation toxicities (any grade) was higher with ERBITUX in combination with radiation therapy compared with radiation therapy alone. The following sites were affected: salivary glands (65%/56%), larynx (52%/36%), subcutaneous tissue (49%/45%), mucous membranes (48%/39%), esophagus (44%/35%), and skin (42%/33%) in the ERBITUX and radiation versus radiation alone arms, respectively
o	The incidence of grade 3 or 4 late radiation toxicities were similar between the radiation therapy alone and the ERBITUX plus radiation therapy arms
     Pregnancy
▪	In women of childbearing potential, appropriate contraceptive measures must be used during treatment with ERBITUX and for 6 months following the last dose of ERBITUX. ERBITUX should only be used during pregnancy if the potential benefit justifies the potential risk to the fetus
     Adverse Events
▪	The most serious adverse reactions associated with ERBITUX across all studies were infusion reactions, cardiopulmonary arrest, dermatologic toxicity and radiation dermatitis, sepsis, renal failure, interstitial lung disease, and pulmonary embolus

▪	The most common adverse reactions associated with ERBITUX (incidence ≥25%) are cutaneous adverse reactions (including rash, pruritus, and nail changes), headache, diarrhea, and infection

▪	The most frequent adverse events seen in patients with carcinomas of the head and neck receiving ERBITUX in combination with radiation therapy (n=208) versus radiation alone (n=212) (incidence ≥50%) were acneform rash (87%/10%), radiation dermatitis (86%/90%), weight loss (84%/72%), and asthenia (56%/49%). The most common grade 3/4 adverse events (≥10%) included: radiation dermatitis (23%), acneform rash (17%), and weight loss (11%)

▪	The most frequent adverse events seen in patients with metastatic colorectal cancer (n=288) in the ERBITUX + best supportive care arm (incidence ≥ 50%) were fatigue (89%), rash/desquamation (89%), abdominal pain (59%), and pain-other (51%). The most common grade 3/4 adverse events (≥10%) included: fatigue (33%), pain-other (16%), dyspnea (16%), abdominal pain (14%), infection without neutropenia (13%), rash/desquamation (12%), and other-gastrointestinal (10%)

▪	The most frequent adverse events seen in patients with metastatic colorectal cancer (n=354) treated with ERBITUX plus irinotecan in clinical trials (incidence ≥ 50%) were acneform rash (88%), asthenia/malaise (73%), diarrhea (72%), and nausea (55%). The most common grade 3/4 adverse events (≥ 10%) included: diarrhea (22%), leukopenia (17%), asthenia/malaise (16%), and acneform rash (14%)
Important Safety Information for ALIMTA
ALIMTA is approved by the FDA in combination with cisplatin (another chemotherapy drug) for the initial treatment of advanced nonsquamous non-small cell lung cancer (NSCLC), a spe-

cific type of NSCLC. ALIMTA is not indicated for patients who have a different type of NSCLC called squamous cell.
ALIMTA is approved by the FDA as a single agent (used alone) for the treatment of patients with advanced nonsquamous non-small cell lung cancer (NSCLC), a specific type of NSCLC, after prior chemotherapy. ALIMTA is not indicated for patients who have a different type of NSCLC called squamous cell.
ALIMTA is a treatment for Malignant Pleural Mesothelioma (MPM), which is a cancer that affects the inside lining of the chest cavity. ALIMTA is given with cisplatin, another anti-cancer medicine (chemotherapy) when surgery is not an option.
Myelosuppression is usually the dose-limiting toxicity with ALIMTA therapy.
ALIMTA may not be appropriate for some patients. If you are allergic to ALIMTA, tell your doctor because you should not receive it. If you think you are pregnant, are planning to be pregnant, or are nursing, please tell your healthcare team. ALIMTA may harm your unborn or nursing baby. Your physician may advise you to use effective contraception (birth control) to prevent pregnancy while you are being treated with ALIMTA.
If you have liver or kidney problems, be sure to tell your doctor. Your dose of ALIMTA may have to be changed, or ALIMTA may not be right for you. There is a risk of side effects associated with ALIMTA therapy. ALIMTA can suppress bone marrow function. It is very important to take folic acid and vitamin B12 prior to and during your treatment with ALIMTA to lower your chances of harmful side effects.
Your healthcare professional will prescribe a medicine called a corticosteroid, which lowers your chances of getting skin reactions with ALIMTA. Ask your healthcare professional before taking medicines called NSAIDs (nonsteroidal anti-inflammatory drugs used to treat pain or swelling). Tell your doctor if you are taking other medicines, including prescription and non-prescription medicines, vitamins, and herbal supplements.
The most common side effects of ALIMTA when given alone or in combination with cisplatin, another chemotherapy drug, are low blood cell counts (red blood cells, white blood cells, and platelets); tiredness; stomach upset, including nausea, vomiting, and diarrhea; mouth, throat, or lip sores; loss of appetite; rash; and constipation.
Call your healthcare professional right away if you have a fever, chills, diarrhea, or mouth sores. These symptoms could mean you have an infection. These are not all of the side effects of ALIMTA. If you have any side effect that bothers you or that doesn’t go away, be sure to talk with your healthcare professional.
You will have regular blood tests before and during your treatment with ALIMTA. Your doctor may adjust your dose of ALIMTA or delay your treatment based on the results of your blood test and on your general condition.

For more information about all of the side effects of ALIMTA, please talk with your healthcare team, see the complete Prescribing Information at www.ALIMTA.com, or call 1-800-545-5979.
Important Safety Information for GEMZAR
GEMZAR is indicated in combination with cisplatin (another type of chemotherapy) for the first-line treatment of patients with locally advanced (stage IIIA or stage IIIB) or metastatic (stage IV or cancer that has spread) non-small cell lung cancer for whom surgery is not possible.
Myelosuppression is usually the dose-limiting toxicity with GEMZAR therapy.
GEMZAR may not be appropriate for some patients. If you are allergic to GEMZAR, tell your doctor you should not receive it. GEMZAR can suppress bone marrow function. There have been rare reports of serious kidney or liver toxicity with GEMZAR treatment, sometimes fatal. Serious lung toxicity has also been reported, sometimes fatal. If you think you are pregnant, are planning to be pregnant, or are nursing, please tell your healthcare team. GEMZAR may harm your unborn or nursing baby.
If you have had prior kidney or liver problems or impairment, please tell your healthcare professional. GEMZAR may not be right for you. GEMZAR has not been shown to work in children. Tell your doctor if you are taking other medicines, including prescription and non-prescription medicines, vitamins, or herbal supplements.
There is a risk of side effects associated with GEMZAR therapy. The most common side effects are low blood cell counts (red blood cells, white blood cells, and platelets); fever; infection; hair loss; tiredness; nausea, vomiting, constipation, and diarrhea; rash; shortness of breath; muscle aches; and numbness or tingling in your toes or fingers. These are not all of the side effects of GEMZAR. If you have any side effect that bothers you or that doesn’t go away, be sure to talk with your healthcare professional. Call your healthcare professional right away if you have fever or chills. These symptoms could mean you have an infection.
You will have regular blood tests before and during your treatment with GEMZAR. Your doctor may adjust your dose of GEMZAR or delay your treatment based on the results of your blood test and on your general condition.
For more information about all of the side effects of GEMZAR, please talk with your healthcare team, see the complete Prescribing Information at www.GEMZAR.com, or call 1-800-545-5979.
You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088.
About ImClone Systems Incorporated

ImClone Systems Incorporated is a fully integrated biopharmaceutical company committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey. For more information about ImClone Systems, please visit the company’s web site at http://www.imclone.com.
ERBITUX(R) is a registered trademark of ImClone Systems Incorporated.
With regard to ImClone:
Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those currently expected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the company’s most recent annual report of Form 10-K and in its quarterly reports on Form 10-Q and current reports on Form 8-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.
About Eli Lilly and Company
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com. C-LLY
ALIMTA® (pemetrexed, Lilly)
GEMZAR® (gemcitabine hydrochloride, Lilly)
With regard to Lilly:
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. The company cannot guarantee that the merger described will close or that the company will realize anticipated operational efficiencies following any such merger with ImClone. The current credit market may increase the cost of financing the transaction. There are significant risks and uncertainties in pharmaceutical research and development and there can be no guarantees with respect to the company’s or ImClone’s pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-K filed February 2008 and Form 10-Q filed August 2008. The company undertakes no duty to update forward-looking statements.
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